Exhibit 99(a)

NEWS RELEASE

James F. Kirsch Joins Cliffs Natural Resources Inc.

Board of Directors

CLEVELAND—March 9, 2010—Cliffs Natural Resources Inc. (NYSE: CLF) (Paris: CLF) today announced that its Board of Directors has elected James F. Kirsch as a director. Mr. Kirsch also currently serves as chairman, president and chief executive officer of Ferro Corporation (NYSE: FOE).

Joseph A. Carrabba, chairman, president and chief executive officer of Cliffs, said: “Jim brings to our board over 25 years’ experience in technology-based materials, with broad-based knowledge acquired from such well-known industrial names as Ferro Corporation and The Dow Chemical Company. He is a proven strategic leader, highly accomplished executive and known change-agent. His insight will be extremely valuable to our board as we continue the execution of our strategic plans.”

Mr. Kirsch, age 52, joined Ferro in 2004 as president and chief operating officer. He became president and chief executive officer in 2005 and added responsibilities as chairman in 2006.

Prior to joining Ferro, Mr. Kirsch served as president of Premix Inc. and Quantum Composites, manufacturers of thermoset molding compounds, parts and sub-assemblies for the automotive, aerospace, electrical and HVAC industries. Earlier, he served as president and a director for Ballard Generation Systems and vice president for Ballard Power Systems in Burnaby, British Columbia, Canada. Mr. Kirsch began his career with The Dow Chemical Company, where he spent 19 years in positions of increasing responsibility, including global business director of propylene oxide and derivatives and global vice president of electrochemicals.

“I am enthusiastic about joining Cliffs’ board and being part of the Company’s exciting growth story,” said Mr. Kirsch. “I believe my experience in the materials space and with industrial companies will complement what I consider to be a very insightful and determined group of directors.”

Mr. Kirsch received a bachelor’s degree in marketing from Ohio State University. In addition to Cliffs, he currently serves as a member of the board of directors of the Greater Cleveland Partnership and John Carroll University in University Heights, Ohio.

To be added to Cliffs Natural Resources’ e-mail distribution list, please click on the link below: http://www.cpg-llc.com/clearsite/clf/emailoptin.html

ABOUT CLIFFS NATURAL RESOURCES INC.

Cliffs Natural Resources Inc. is an international mining and natural resources company. A member of the S&P 500 Index, we are the largest producer of iron ore pellets in North America, a major supplier of direct-shipping lump and fines iron ore out of Australia and a significant producer of metallurgical coal. With core values of environmental and capital stewardship, our colleagues across the globe endeavor to provide all stakeholders operating and financial transparency as embodied in the Global Reporting Initiative (GRI) framework. Our Company is organized through three geographic business units:

The North American business unit is comprised of six iron ore mines owned or managed in Michigan, Minnesota and Canada and two coking coal mining complexes located in West Virginia and Alabama. The Asia Pacific business unit is comprised of two iron ore mining complexes in Western Australia and a 45% economic interest in a coking and thermal coal mine in Queensland, Australia. The Latin American business unit includes a 30% interest in the Amapá Project, an iron ore project in the state of Amapá in Brazil.

Other projects under development include a biomass fuel production plant in Michigan and Ring of Fire chromite properties in Ontario, Canada. Over recent years, Cliffs has been executing a strategy designed to achieve scale in the mining industry and focused on serving the world’s largest and fastest growing steel markets.

News releases and other information on the Company are available on the Internet at: http://www.cliffsnaturalresources.com or www.cliffsnaturalresources.com/Investors/Pages/default.aspx?b=1041&1=1.

Follow Cliffs on Twitter at: http://twitter.com/CliffsIR.

SOURCE: Cliffs Natural Resources Inc.

INVESTOR AND FINANCIAL MEDIA CONTACTS:

Steve Baisden

Director, Investor Relations and Corporate Communications

(216) 694-5280

steve.baisden@cliffsnr.com

Christine Dresch

Manager – Corporate Communications

(216) 694-4052

christine.dresch@cliffsnr.com

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